EXHIBIT-99


         BESTNET COMMUNICATIONS ANNOUNCES NON-BINDING LETTER OF INTENT

GRAND RAPIDS, Mich.--(PR Newswire) - March 23, 2006 - BestNet Communications Corp. ("BESC") announced today that it has entered into a non-binding letter of intent to acquire JDA Medical Technologies, Inc., a privately held medical device company located in Clarksville, Maryland. JDA holds an exclusive license from a prominent University to develop and use a new technology, still in the process of development, for the treatment of cancer.

The terms of the transaction are still under negotiation, but BESC contemplates issuing a substantial amount of its common stock for this acquisition. Although the terms of the deal have not been settled, BESC has made a firm commitment to advance $350,000 to JDA to finance continued product development activities. The advance will be convertible into a minority interest in JDA if the business combination transaction is not consummated with a six-month period.

As with the development of any new medical technology, there is a significant risk that substantial amounts of money will be required in the future and there is always the risk that development efforts will not result in a commercially successful product.

The $350,000 advance will be made out of BESC's current funds. When finalized, the acquisition is expected to require additional funding in excess of $3,000,000, which BESC contemplates acquiring from investors, although there are as yet no firm agreements for that financing.

About BestNet Communications Corp.

BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet, standard phones and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the company's new ClicktoPhone(TM) service (WWW.CLICKTOPHONE.COM) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

Contact BestNet at:  investors@bestnetcom.com

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.